Exhibit 3.9

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

AERIAL COMPANY, INC.

ARTICLE I

Name

The name of the corporation is Aerial Company, Inc.

ARTICLE II

Purposes

The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

ARTICLE III

Capital Stock

The aggregate number of shares of capital stock which the corporation is authorized to issue is One Hundred Sixty-eight Thousand (168,000) shares, which shares are divided into the following two classes:

1.             Class A Common Shares. Fifty-six Thousand (56,000) Class A Common Shares of the par value of One Dollar ($1.00) each. Such Class A Common Shares shall be entitled to one vote per share.

2.             Class B Common Shares. One Hundred Twelve Thousand (112,000) Class B Common Shares of the par value of One Dollar ($1.00) each. Class B Common Shares shall have no voting rights.

Except as otherwise provided in this Article III Class A Common Shares and Class B Common Shares shall be identical in all respects.

ARTICLE IV

Preemptive Rights

No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

Directors

The number of directors shall be fixed by, or in the manner provided in, the Bylaws.

ARTICLE VI

Registered Office and Agent

The address of the registered office of the corporation is 116 Hosmer Street, Marinette, Marinette County, Wisconsin 54143 and the name of its registered agent at such address is F. H. Jaeger, Jr.

ARTICLE VII

Right to Purchase Own Shares and Partial
Liquidation

The corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions as the Board of Directors shall fix. The Board of Directors of the corporation may, from time to time, distribute to shareholders in partial liquidation out of stated capital or net capital surplus a portion of its assets in cash or property as further provided by law.

This document was drafted by:
Michael J. Conlan
Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497